Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Health Directory Inc.

We consent to the inclusion in this Registration Statement on Form S-1 filed with the SEC (the “Registration Statement”), of our report dated May 24, 2011, relating to the balance sheet of Health Directory Inc. as of March 31, 2011, and the related statements of operations, stockholders’ equity and cash flows for the period from September 29, 2010 (inception) through March 31, 2011 appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li & Company, PC
Li & Company, PC

Skillman, New Jersey
July 14, 2011